Exhibit 23(j)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 15, 2006 and February 24, 2006 relating to the financial statements and financial highlights, which appear in the December 31, 2005 Annual Reports to the Shareholders of Gartmore Variable Insurance Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the captions "Independent Registered Public Accountants" and "Financial Highlights" in such Registration Statement.


/s/ PricewaterhouseCoopers

Philadelphia, PA
April 25, 2006